Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-189932) pertaining to the News Corporation 2013 Long-Term Incentive Plan of our report dated September 19, 2013, with respect to the combined financial statements of the Foxtel Group, which is comprised of Foxtel Partnership, Foxtel Management Pty Ltd, Customer Services Pty Ltd, Foxtel Cable Television Pty Ltd, Foxtel Television Partnership and their controlled entities, included in this Annual Report (Form 10-K) of News Corporation for the year ended June 30, 2013.

/s/ Ernst & Young

Sydney, Australia

September 19, 2013